EXHIBIT 99.1

For immediate release

Contact:

M. Lee Detwiler

ANSYS Inc. – Controller

724 514 1782

www.ansys.com

ANSYS Announces Solid First Quarter 2003 Results

SOUTHPOINTE, PA: April 30, 2003—ANSYS Inc. (ANSS:NASDAQ), a global innovator of simulation software and technologies aimed at optimizing customers’ product development processes, today announced first quarter 2003 results. ANSYS’ first quarter GAAP results include:

•	Total revenue of $24.6 million, as compared to $21.3 million in the first quarter of 2002;

•	Diluted earnings per share of $0.27 as compared to $0.25 for the first quarter of 2002; and

•	Cash flows from operations of $11.5 million.

Excluding the adverse impact on reported software license revenue of purchase accounting adjustments related to the Company’s February 2003 acquisition of CFX and acquisition-related amortization (see discussion below), ANSYS’ first quarter adjusted (non-GAAP) results include:

•	Total adjusted revenue of $25.1 million, as compared to $21.3 million in the first quarter of 2002;

•	An overall adjusted operating profit margin, excluding total amortization, of 29% as compared to 29% for the first quarter of 2002; and

•	Adjusted diluted earnings per share of $0.32 compared to $0.26 in the first quarter of 2002.

The adjusted results highlighted above represent non-GAAP (Generally Accepted Accounting Principles) financial measures. A reconciliation of these measures to the appropriate GAAP measures is included in the condensed financial statements included in this release.

Adjustments to Reported GAAP Financial Results:

•	Purchase Accounting Adjustment for Acquired Deferred Revenue:

As announced February 26, 2003, ANSYS acquired CFX for approximately $21 million in cash. In accordance with the fair value provisions of EITF 01-3 “Accounting in a Business Combination for Deferred Revenue of an Acquiree,” acquired deferred software license revenue of approximately $4.8 million was recorded on the opening balance sheet, which was approximately $3.4 million lower than the historical carrying value. Although this purchase accounting requirement will have no impact on the Company’s business or cash flow, it will adversely impact the Company’s reported GAAP software license revenue for the first twelve months post-acquisition. In order to provide investors with financial information that will facilitate comparison of both historical and future results, the Company will provide adjusted financial information, which excludes the impact of the purchase accounting adjustment, through this twelve-month period.

•	Acquisition – Related Amortization:

As previously discussed, the Company completed its recent acquisition of CFX in February 2003. Prior to that, the Company also acquired CADOE S.A. and ICEM CFD Engineering in November 2001 and August 2000, respectively. These acquisitions have all been accounted for as purchases, resulting in the recording of a significant amount of goodwill and identifiable intangible assets. As a result of the amortization associated with intangible assets related to these acquisitions, ANSYS’ quarterly and year-to-date financial results are not comparable with prior periods.

To enable investors and other interested parties to compare 2003 financial results to historical and future periods, ANSYS is providing its 2003 first quarter reported GAAP results as well as financial results that have been adjusted for the impact of the items described above.

First Quarter 2003 and First Quarter 2002 Reported GAAP Results:

ANSYS reported net income for the first quarter of $4.3 million, or $0.27 diluted earnings per share, based on 15.6 million weighted average common shares outstanding. For the quarter ended March 31, 2002, ANSYS reported net income of $3.9 million, or $0.25 diluted earnings per share, based on 15.8 million weighted average common shares outstanding. Cash and short-term investments at March 31 were $51.8 million and ANSYS remains debt free.

Jim Cashman, ANSYS President and CEO, stated, “Despite continued macroeconomic challenges and a tenuous global environment, ANSYS started 2003 with a number of positive highlights that we believe add strength and breadth to the foundation of our long-term business. These include a continuation of our record of solid margins, positive cash flow from operations and positive earnings for shareholders. Also, during the quarter, we finalized a significant acquisition with the addition of CFX. We are confident of the benefits that CFX adds to our engineering and physics solutions and are excited about this unique opportunity to gain access to new customers and enter new markets.”

Cashman further commented, “We remain optimistic about our business prospects over the long-term; however, in the near term we will continue to operate our business conservatively as current customer buying patterns remain less predictable and are very susceptible to global economic uncertainties. We believe that our market opportunity is substantial and that ANSYS is well positioned to address it with a combination of our commitment to maintain a strong technological leadership, a consistent software platform with a suite of products that meet customers’ needs at each level of the computer-aided engineering development process and a solid financial model that allows us to continue to invest in growing our business.”

ANSYS will hold a conference call at 10:30 A.M. Eastern Time on April 30, 2003 to discuss first quarter results as well as to provide guidance regarding 2003 business prospects. The dial in number is 800-857-7001 and the passcode is “ANSYS”. A replay will be available until May 2, 2003 by dialing 800-756-9736. The conference call will be webcast live and can be accessed, along with other financial information, on ANSYS’ website, located at www.ansys.com/newsroom/investor.

Some matters discussed in this news release constitute forward-looking statements under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward looking statements include statements with respect to our continuation of solid margins, positive cash flow from operations and positive earnings, the benefits of the CFX acquisition, including the access to new customers and markets, our future growth prospects, our strength in the marketplace despite difficult economic conditions and our ability to maintain technological leadership.

All forward looking statements in this press release are subject to risks and uncertainties, such as the risk of a general economic downturn in one or more of ANSYS’ primary geographic markets, the risk that ANSYS has overestimated its ability to maintain growth and profitability and control costs in the current economic environment, the risk that the CFX business will not perform consistent with operations or that ANSYS will experience unforeseen difficulties integrating this newly-acquired business, the risk that ANSYS’ sales will be adversely impacted at a later stage in the current economic downturn, uncertainties regarding the demand for ANSYS’ products and services in future periods, the risk that ANSYS has overestimated the strength of the demand among its customers for its products in an unstable economy, risks of problems arising from customer contract cancellations, uncertainties regarding customer acceptance of new products, the risk that ongoing pressure on customer spending will not allow investment in sales, technology innovation and development of key strategic partnerships, the risk that ANSYS’ strategic plan will not increase shareholder value over the long run, the risk that ANSYS’ operating results will be adversely affected by possible delays in developing, completing, or shipping new or enhanced products, the risk that changes in the price of our common stock or the existence of competing uses for available cash will affect our willingness to continue the stock repurchase program, uncertainties regarding fluctuations in quarterly results, including uncertainties regarding the timing of orders from significant customers and regional economies, and other factors that are detailed from time to time in reports filed by ANSYS Inc. with the Securities and Exchange Commission, including ANSYS Inc.’s 2002 Annual Report and Form 10-K and the most recent quarterly report on Form 10-Q.

ANSYS Inc. is committed to providing the most open and flexible analysis solutions to meet customer requirements for engineering software in today’s competitive marketplace. ANSYS Inc. partners with leading design software suppliers to develop state-of-the-art CAD-integrated products. ANSYS and its global network of ANSYS Support Distributors provide sales, support and training for customers. Information about ANSYS Inc. and its products can be found on the Worldwide Web at http://www.ansys.com.

Note to editors: ANSYS, ANSYS*EMAX, ANSYS*Environment, CADOE and DesignSpace are Trademarks or registered Trademarks of subsidiaries of ANSYS Inc. located in the United States or other countries. All other trademarks and registered trademarks are the property of their respective owners.

Reconciliation of Non-GAAP Measures:

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the adjusted (non-GAAP) financial measures to the most directly comparable GAAP financial measures.

Adjusted software license revenue, adjusted operating profit margin, adjusted net income and adjusted diluted earnings per share are presented in this earnings release because management uses this information in evaluating the results of the continuing operations of business and believes that this information provides the users of the financial statements a valuable insight into the operating results. Additionally, management believes that it is in the best interest of its investors to provide financial information that will facilitate comparison of both historical and future results.

ANSYS INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended
	March 31, 2003	March 31, 2002
Revenue:
Software licenses	$12,442	$11,330
Maintenance and service	12,158	9,935

Total revenue	24,600	21,265
Cost of sales:
Software licenses	1,179	1,037
Maintenance and service	2,894	1,814

Total cost of sales	4,073	2,851

Gross profit	20,527	18,414
Operating expenses:
Selling and marketing	5,512	5,161
Research and development	5,656	4,819
Amortization	748	599
General and administrative	2,644	2,330

Total operating expenses	14,560	12,909

Operating income	5,967	5,505
Other income	534	171

Income before income tax provision	6,501	5,676
Income tax provision	2,222	1,788

Net income	$4,279	$3,888

Earnings per share – basic:
Basic earnings per share	$0.29	$0.27
Weighted average shares – basic	14,627	14,588
Earnings per share – diluted:
Diluted earnings per share	$0.27	$0.25
Weighted average shares – diluted	15,584	15,843

ANSYS INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

For the three months ended March 31, 2003

(in thousands, except per share data)

(Unaudited)

	As Reported	Adjustments		Adjusted Results
Revenue:
Software licenses	$12,442	$454	(a)	$12,896
Maintenance and service	12,158	—		12,158

Total revenue	24,600	454		25,054
Cost of sales:
Software licenses	1,179	—		1,179
Maintenance and service	2,894	—		2,894

Total cost of sales	4,073	—		4,073

Gross profit	20,527	454		20,981
Operating expenses:
Selling and marketing	5,512	—		5,512
Research and development	5,656	—		5,656
Amortization	748	(621	)(b)	127
General and administrative	2,644	—		2,644

Total operating expenses	14,560	(621)		13,939

Operating income	5,967	1,075		7,042
Other income	534	—		534

Income before income tax provision	6,501	1,075		7,576
Income tax provision	2,222	376	(c)	2,598

Net income	$4,279	$699		$4,978

Earnings per share – basic:
Basic earnings per share	$0.29			$0.34
Weighted average shares – basic	14,627			14,627
Earnings per share – diluted:
Diluted earnings per share	$0.27			$0.32
Weighted average shares – diluted	15,584			15,584

(a)	Amount represents the revenue not reported during the period as a result of the purchase accounting adjustment associated with EITF 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree.”

(b)	Amount represents amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list and non-compete agreements.

(c)	Amount represents the income tax impact of the revenue and amortization expense adjustments referred to in (a) and (b) above.

ANSYS INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

For the three months ended March 31, 2002

(in thousands, except per share data)

(Unaudited)

	As Reported	Adjustments		Adjusted Results
Revenue:
Software licenses	$11,330	$—		$11,330
Maintenance and service	9,935	—		9,935

Total revenue	21,265	—		21,265
Cost of sales:
Software licenses	1,037	—		1,037
Maintenance and service	1,814	—		1,814

Total cost of sales	2,851	—		2,851

Gross profit	18,414	—		18,414
Operating expenses:
Selling and marketing	5,161	—		5,161
Research and development	4,819	—		4,819
Amortization	599	(436	)(a)	163
General and administrative	2,330	—		2,330

Total operating expenses	12,909	(436)		12,473

Operating income	5,505	436		5,941
Other income	171	—		171

Income before income tax provision	5,676	436		6,112
Income tax provision	1,788	153	(b)	1,941

Net income	$3,888	$283		$4,171

Earnings per share – basic:
Basic earnings per share	$0.27			$0.29
Weighted average shares – basic	14,588			14,588
Earnings per share – diluted:
Diluted earnings per share	$0.25			$0.26
Weighted average shares – diluted	15,843			15,843

(a)	Amount represents amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list and non-compete agreements.

(b)	Amount represents the income tax impact of the amortization expense adjustment referred to in (a) above.

ANSYS INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)	(Unaudited)
ASSETS:
Cash & short-term investments	$51,793	$61,132
Accounts receivable, net	18,878	15,875
Other assets	76,662	49,994

Total assets	$147,333	$127,001

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities	$49,892	$35,608
Stockholders’ equity	97,441	91,393

Total liabilities & stockholders’ equity	$147,333	$127,001